SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 19, 2002

NRG Energy, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

001-15891	41-1724239
(Commission File Number)	(IRS Employer Identification No.)

901 Marquette Avenue, Suite 2300	Minneapolis, MN 55402

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 612-373-5300

(Former name or former address, if changed since last report)

SIGNATURES

Item 5. Other Events

On December 19, 2002, NRG Energy, Inc. (“NRG”), a wholly owned subsidiary of Xcel Energy (“Xcel”), provided an update on bonds issued by its indirect, wholly owned subsidiary, NRG Northeast Generating LLC (“NRG Northeast”), announcing that payments have not been made on the bond series that were due December 15. The payments include $78.3 million in combined principal and interest obligations on NRG Northeast's 8.06 percent Series A-1 senior secured bonds due 2004, 8.84 percent Series B-1 senior secured bonds due 2015 and 9.29 percent Series C-1 senior secured bonds due 2024. NRG Northeast has until December 30 to make principal and interest payments on these series.

Also, Standard and Poor’s Ratings Services lowered the corporate credit rating on NRG Northeast to “D” from “CC.”

NRG does not believe that these missed payments, nor the subsequent downgrade, will affect the course of NRG’s restructuring discussions. NRG is continuing to work with its lenders toward an overall restructuring of NRG’s debt and intend to address these payments as part of the broader plan.

NRG Northeast bond series are non-recourse to NRG and Xcel.

Certain statements included in this Form 8-K are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements above include, but are not limited to, the status and planned result of negotiations with lenders. Although NRG believes that its expectations are reasonable, it can give no assurance that its negotiations with its lenders will be successful or what impact such negotiations will have on securityholders of NRG.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. For more information regarding risks and uncertainties that may affect NRG’s future results, review NRG’s other filings with the Securities and Exchange Commission.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.

(a)	Financial Statements. None.

(b)	Pro Forma Financial Information. None.

(c)	Exhibits. None

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NRG Energy, Inc.
(Registrant)

By	/s/ Scott J. Davido
Scott J. Davido
Senior Vice President &
General Counsel

Dated: December 23, 2002